November 13, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Aerobic Creations, Inc.

To Whom It May Concern:

We were previously the principal accountants for Aerobic Creations, Inc. and we reported on the financial statements of Aerobic Creations, Inc. as of December 31, 2005 and December 31, 2004, and for the two years then ended. We have not provided any audit or review services to Aerobic Creations, Inc. since the audit of the December 31, 2005 financial statements. On November 8, 2006, our appointment as principal accountants was terminated. We have read Aerobic Creations, Inc.'s statements which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of Aerobic Creations, Inc.'s Form 8-K dated November 13, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Dale Matheson Carr-Hilton LaBonte
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Dale Matheson Carr-Hilton LaBonte,
Chartered Accountants











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